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

                                   Exhibit 11

                             WASTE INDUSTRIES, INC.
                       COMPUTATION RE: EARNINGS PER SHARE


                                                                 Three Months Ended                       Six Months Ended
                                                                      June 30,                                June 30,
                                                            ---------------------------              -------------------------
                                                               1998             1999                   1998             1999
                                                               ----             ----                   ----             ----


Pro forma net income  (2)                                  $ 2,559,253      $ 3,065,066            $ 4,913,004      $ 5,916,355
                                                           ===========      ===========            ===========      ===========

Weighted average number of common shares
  issued and outstanding  (1)                               12,651,701       13,760,605             12,651,701       13,632,272

Incremental shares under stock option plans                    396,071          363,722                390,086          362,626
                                                           -----------      -----------             ----------       ----------

Weighted average common shares outstanding - Diluted        13,047,772       14,124,327             13,041,787       13,994,898
                                                           -----------      -----------             ----------       ----------

Basic earnings per share                                   $      0.20      $      0.22            $      0.39      $      0.43
                                                           ===========      ===========            ===========      ===========

Diluted earnings per share                                 $      0.20      $      0.22            $      0.38      $      0.42
                                                           ===========      ===========            ===========      ===========

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(1) Pro forma basic and diluted earnings per share computations are based on the weighted-average common stock outstanding and include the dilutive effect of stock options using the treasury stock method. Common stock outstanding used to compute the weighted-average shares was retroactively adjusted for the acquisition of entities under common control during the six months ended June
30, 1998, and for the merger with entities under the pooling-of-interests method during 1998.

(2) Certain companies acquired in fiscal 1998 poolings-of-interests transactions and common control mergers were previously taxed as S-Corporations. The 1998 pro forma information has been computed as if the companies were subject to federal and all applicable state corporate income taxes for each of the periods presented assuming the tax rate would have applied had the companies been taxed as C Corporations.